Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in:

Registration Statement No. 333-30391 on Form S-8 pertaining to the 1992 Incentive Equity Plan (as amended and restated as of May 13, 1997) and the related prospectus;

Registration Statement No. 333-56661 on Form S-8 (as amended by Post-Effective Amendment No. 1) pertaining to the Northshore Mining Company and Silver Bay Power Company Retirement Savings Plan and the related prospectus;

Registration Statement No. 333-06049 on Form S-8 pertaining to the Cleveland-Cliffs Inc Nonemployee Directors’ Compensation Plan;

Registration Statement No. 333-84479 on Form S-8 pertaining to the 1992 Incentive Equity Plan (as amended and restated as of May 11, 1999); and

Registration Statement No. 333-64008 on Form S-8 (as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2) pertaining to the Cleveland-Cliffs Inc Nonemployee Directors’ Compensation Plan (as amended and restated as of January 1, 2004);

of our reports dated February 29, 2008, relating to the financial statements and financial statement schedule of Cleveland-Cliffs Inc (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and the effectiveness of Cleveland-Cliffs Inc’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Cleveland-Cliffs Inc for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Cleveland, OH
February 29, 2008